Exhibit 99.1

Amen Properties, Inc. Announces Intent to Voluntarily Delist and Deregister its Common Stock

MIDLAND, Texas--(BUSINESS WIRE)--February 13, 2009--Amen Properties, Inc. (Nasdaq-CM:AMEN), announced today that it has notified the Nasdaq Stock Market of its intent to voluntarily delist its common stock from the Nasdaq Capital Market, and that it intends to voluntarily deregister its common stock under the Securities Exchange Act of 1934 and cease filing reports with the Securities and Exchange Commission (the “SEC”).

The decision to voluntarily delist and deregister the common stock is a cost savings step that will reduce expenses on an annual basis associated with the Company’s Nasdaq listing and compliance with SEC reporting requirements, which include legal, accounting and other administrative fees. The Company’s common stock is thinly traded and the Company does not believe the benefits of having its common stock listed and registered outweigh the annual costs. Management believes that the expense reductions inherent in delisting and deregistering its shares will benefit the Company and its shareholders, and ultimately will serve to maximize the value of the Company.

The Company anticipates that it will file with the SEC a Form 25 relating to the delisting of its common stock on or about February 23, 2009, with the delisting of its common stock to be effective ten days thereafter. Accordingly, the Company expects that the last day of trading of its common stock on the Nasdaq Capital Market will be on or about March 5, 2009.

On the effective date of the delisting, the Company plans to file a Form 15 to deregister its common shares under Section 12(g) of the Securities Exchange Act of 1934. It is eligible to delist and deregister because it has fewer than 300 record holders of its common stock. Upon filing of the Form 15, the Company’s obligation to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately be suspended. The Company expects that the deregistration of its common stock will become effective 90 days after the date of filing of the Form 15 with the SEC.

The Company intends to continue communicating with its shareholders as required by Delaware law and the Company’s Bylaws. The Company anticipates that following delisting its common stock will be quoted on the Pink Sheets®, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company’s common stock. However, the Company can provide no assurance that trading in its stock will continue in the Pink Sheets or in any other forum.

Amen Properties is engaged in the acquisition and management of strong, profitable energy-related businesses. Priority Power, a wholly-owned subsidiary acquired in April 2006, is an energy management and consulting services firm. The Company has other energy-related holdings through its other subsidiaries, Amen Minerals and Amen Delaware.

CONTACT:
Amen Properties, Inc.
Kris Oliver, 972-999-0494
www.amenproperties.com